Exhibit 8.1

List of Subsidiaries	Jurisdiction of Incorporation	Ownership

Subsidiaries of Origin Agritech Limited (BVI)
State Harvest Holdings Limited (BVI)	British Virgin Islands	100%
OAL SMY Corporation	New Jersey, United States	100%
Origin BioScience Limited	British Virgin Islands	100%
Beijing Origin State Harvest Biotechnology Limited	Peoples’ Republic of China	100%
State Harvest Holdings Limited (Hong Kong)	Hong Kong, China	100% subsidiary of Origin BioScience Limited

Variable Interest Entity under Beijing Origin State Harvest Biotechnology Limited
Hainan Aoyu Biotechnology Limited (“Hainan Aoyu”)	Peoples’ Republic of China	100%
Aoyu (Sanya) Technology Co., Ltd	Peoples’ Republic of China	95% - Subsidiary of Hainan Aoyu
Beijing Origin Agriculture Limited	Peoples’ Republic of China	100% - Subsidiary of Hainan Aoyu
Xinjiang Originbo Seed Company Limited	Peoples’ Republic of China	70.52% - Subsidiary of Beijing Origin Agriculture Limited
Xuzhou Origin Agricultural Technology Ltd.	Peoples’ Republic of China	65% - Subsidiary of Beijing Origin Agriculture Limited
Anhui Origin Agriculture Limited	Peoples’ Republic of China	65% - Subsidiary of Beijing Origin Agriculture Limited
Hubei Origin Agriculture Limited	Peoples’ Republic of China	65% - Subsidiary of Beijing Origin Agriculture Limited
Henan Aoyu Zhongye Limited	Peoples’ Republic of China	65% - Subsidiary of Beijing Origin Agriculture Limited

Subsidiaries held by Beijing Origin State Harvest Biotechnology Limited
Hubei Aoyu Agricultural Technology Limited	Peoples’ Republic of China	51%
Anhui Aoyu Zhonggye Technology Ltd.	Peoples’ Republic of China	50%
Shandong Aoruixinong Agricultural Technology Limited	Peoples’ Republic of China	51%